EXHIBIT 2.1



                                                                  Execution Copy
                                                                  --------------






                          AGREEMENT AND PLAN OF MERGER





                                  by and among



                            JOHN H. HARLAND COMPANY,



                              M & F WORLDWIDE CORP.



                                       and



                               H ACQUISITION CORP.









                          Dated as of December 19, 2006

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1       Certain Defined Terms........................................1

                                   ARTICLE II

                                   THE MERGER

Section 2.1       The Merger...................................................9
Section 2.2       Closing; Effective Time......................................9
Section 2.3       Effects of the Merger........................................9
Section 2.4       Articles of Incorporation; Bylaws...........................10
Section 2.5       Directors and Officers of Surviving Corporation.............10

                                   ARTICLE III

       EFFECT OF THE MERGER ON CAPITAL STOCK AND EXCHANGE OF CERTIFICATES

Section 3.1       Effect on Capital Stock.....................................10
Section 3.2       Treatment of Options and Other Equity Awards................11
Section 3.3       Adjustment of Merger Consideration..........................12
Section 3.4       Dissenting Shares...........................................12
Section 3.5       Payment and Exchange of Certificates........................13

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1       Organization................................................15
Section 4.2       Authority; Enforceability...................................16
Section 4.3       Non-Contravention...........................................16
Section 4.4       Governmental Consents.......................................17
Section 4.5       Capitalization of the Company...............................17
Section 4.6       Company Subsidiaries........................................19
Section 4.7       SEC Reports; Financial Information..........................19
Section 4.8       No Undisclosed Liabilities..................................19
Section 4.9       Absence of Certain Changes or Events........................20
Section 4.10      Contracts...................................................21
Section 4.11      Title to Properties; Assets.................................23
Section 4.12      Compliance with Law and Reporting Requirements..............24
Section 4.13      Litigation..................................................25
Section 4.14      Employee Compensation and Benefit Plans; ERISA..............25
Section 4.15      Labor Matters...............................................28
Section 4.16      Intellectual Property.......................................29
Section 4.17      Privacy Policies............................................32
Section 4.18      Environmental Laws..........................................32
Section 4.19      Taxes.......................................................34
Section 4.20      Disclosure Documents........................................35
Section 4.21      Insurance...................................................36
Section 4.22      Customers and Suppliers.....................................36
Section 4.23      Rights Agreement............................................37
Section 4.24      Fairness Opinion............................................38
Section 4.25      Brokers.....................................................38

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 5.1       Organization................................................38
Section 5.2       Authority; Enforceability...................................38
Section 5.3       Non-Contravention...........................................39
Section 5.4       Governmental Consents.......................................39
Section 5.5       Financing...................................................39
Section 5.6       Disclosure Documents........................................40
Section 5.7       Brokers.....................................................40
Section 5.8       Operations of Merger Sub....................................40
Section 5.9       Ownership of Company Capital Stock; Affiliates and
                  Associates..................................................40

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.1       Conduct of Business Prior to the Closing....................41
Section 6.2       Shareholders Meeting; Board Recommendation..................44
Section 6.3       Proxy Statement...............................................
Section 6.4       Access to Information; Certain Notices......................45
Section 6.5       Solicitation................................................46
Section 6.6       Further Action; Reasonable Best Efforts.....................49
Section 6.7       Directors' and Officers' Indemnification and Insurance......51
Section 6.8       Public Announcements........................................52
Section 6.9       Financing...................................................52
Section 6.10      Notification..................................................
Section 6.11      Employment and Benefits Matters.............................55
Section 6.12      Section 16(b)...............................................57
Section 6.13      Takeover Statutes...........................................57
Section 6.14      Retention Bonuses...........................................57

                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO MERGER

Section 7.1       Mutual Conditions to Closing................................58
Section 7.2       Conditions to Obligations of Parent and Merger Sub..........58
Section 7.3       Conditions to Obligations of the Company....................59

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

Section 8.1       Termination.................................................59
Section 8.2       Effect of Termination.......................................60
Section 8.3       Fees and Expenses...........................................61
Section 8.4       Procedure for Termination...................................62

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.1       Non-Survival of Representations, Warranties and Agreements..63
Section 9.2       Notices.....................................................63
Section 9.3       Severability................................................64
Section 9.4       Entire Agreement............................................64
Section 9.5       Assignment..................................................64
Section 9.6       Amendment...................................................65
Section 9.7       Waiver......................................................65
Section 9.8       No Third Party Beneficiaries................................65
Section 9.9       Governing Law...............................................65
Section 9.10      Jurisdiction................................................65
Section 9.11      Waiver of Jury Trial........................................66
Section 9.12      Consents and Approvals......................................66
Section 9.13      Counterparts................................................66
Section 9.14      Interpretation..............................................66

                             INDEX OF DEFINED TERMS


Acceptable Confidentiality Agreement.................................Section 1.1
Action...............................................................Section 1.1
Affiliate............................................................Section 1.1
Agreement...............................................................Preamble
Alternative Financing.............................................Section 6.9(b)
Antitrust Law........................................................Section 1.1
Benefit Plans....................................................Section 4.14(a)
Board...................................................................Recitals
Board Recommendation..............................................Section 4.2(b)
Business Day.........................................................Section 1.1
Capitalization Date...............................................Section 4.5(a)
Certificate.......................................................Section 3.5(b)
Certificate of Merger................................................Section 2.2
Closing..............................................................Section 2.2
Closing Date.........................................................Section 2.2
Code.................................................................Section 1.1
Company.................................................................Preamble
Company Common Stock..............................................Section 3.1(b)
Company Disclosure Letter.............................................Article IV
Company Employees................................................Section 6.11(a)
Company Intellectual Property........................................Section 1.1
Company Preferred Stock...........................................Section 4.5(a)
Company Takeover Proposal.........................................Section 6.5(g)
Company Termination Fee..............................................Section 1.1
Completion Period....................................................Section 1.1
Confidentiality Agreement............................................Section 1.1
Continuation Period..............................................Section 6.11(a)
Contract.............................................................Section 1.1
control..............................................................Section 1.1
Copyrights...........................................................Section 1.1
Customer Information................................................Section 4.17
Damages...........................................................Section 6.7(a)
Debt Commitment Letters...........................................Section 5.5(a)
Debt Financing....................................................Section 5.5(a)
Director Compensation Plans..........................................Section 1.1
Dissenters Provisions.............................................Section 3.4(a)
Dissenting Shares.................................................Section 3.4(a)
Effective Time.......................................................Section 2.2
Encumbrance..........................................................Section 1.1
Environmental Claim...........................................Section 4.18(a)(i)
Environmental Laws...........................................Section 4.18(a)(ii)
Equity Interest......................................................Section 1.1
ERISA................................................................Section 1.1
ERISA Affiliate..................................................Section 4.14(c)
ESPP..............................................................Section 3.2(d)
Exchange Act.........................................................Section 1.1
Final Purchase Date...............................................Section 3.2(d)
Foreign Plans....................................................Section 4.14(a)
Funded Indebtedness...............................................Section 4.5(d)
GAAP.................................................................Section 1.1
GBCC....................................................................Recitals
Governmental Authority...............................................Section 1.1
Governmental Order...................................................Section 1.1
Hazardous Materials.........................................Section 4.18(a)(iii)
HSR Act..............................................................Section 1.1
Incentive Plans..................................................Section 6.11(d)
Indebtedness.........................................................Section 1.1
Intellectual Property................................................Section 1.1
Key Customers.......................................................Section 4.22
Key Suppliers.......................................................Section 4.22
Knowledge............................................................Section 1.1
Law..................................................................Section 1.1
Leased Real Property.............................................Section 4.11(b)
License..............................................................Section 1.1
Made Available.......................................................Section 1.1
Material Adverse Effect..............................................Section 1.1
Material Contract................................................Section 4.10(a)
Merger..................................................................Recitals
Merger Consideration..............................................Section 3.1(b)
Merger Sub..............................................................Preamble
New Debt Commitment Letters.......................................Section 5.5(b)
New Plans........................................................Section 6.11(a)
Notice Period.....................................................Section 6.5(c)
NYSE.................................................................Section 1.1
Old Plans........................................................Section 6.11(a)
Option...............................................................Section 1.1
Outside Date......................................................Section 8.1(c)
Owned Real Property..............................................Section 4.11(a)
Parent..................................................................Preamble
Parent Termination Fee...............................................Section 1.1
Patents..............................................................Section 1.1
Payee.............................................................Section 3.5(c)
Paying Agent......................................................Section 3.5(a)
Payment Date........................................................Section 6.14
Permitted Encumbrances...............................................Section 1.1
Person...............................................................Section 1.1
Pre-Closing Service..............................................Section 6.11(b)
Printed Products Key Customers......................................Section 4.22
Printed Products Key Suppliers......................................Section 4.22
Privacy Policy......................................................Section 4.17
Property.........................................................Section 4.11(b)
Proxy Statement.....................................................Section 4.20
Real Property Leases.............................................Section 4.11(b)
Recommendation Withdrawal............................................Section 6.2
Registered Intellectual Property.................................Section 4.16(a)
Release......................................................Section 4.18(a)(iv)
Representatives......................................................Section 1.1
Required Financial Information....................................Section 6.9(a)
Requisite Shareholder Vote........................................Section 4.2(a)
Restricted Share.....................................................Section 1.1
Retention Bonus.....................................................Section 6.14
Rights Agreement....................................................Section 4.23
S&S Key Customers...................................................Section 4.22
S&S Key Suppliers...................................................Section 4.22
Sarbanes-Oxley Act............................................Section 4.12(b)(i)
Scantron Key Customers..............................................Section 4.22
Scantron Key Suppliers..............................................Section 4.22
SEC...................................................................Article IV
SEC Reports.......................................................Section 4.7(a)
Securities Act.......................................................Section 1.1
Shareholders Meeting.................................................Section 6.2
Shares............................................................Section 3.1(b)
Software.............................................................Section 1.1
Software Documentation...............................................Section 1.1
Stock Appreciation Right.............................................Section 1.1
Stock Equivalent.....................................................Section 1.1
Subsidiaries.........................................................Section 1.1
Superior Proposal.................................................Section 6.5(g)
Surviving Corporation................................................Section 2.1
Takeover Laws.....................................................Section 4.2(b)
Tax..................................................................Section 1.1
Tax Return...........................................................Section 1.1
Trade Secrets........................................................Section 1.1
Trademarks...........................................................Section 1.1
Unauthorized Code....................................................Section 1.1
WARN Act.........................................................Section 4.15(e)

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER dated as of December 19, 2006 (this "Agreement") by and among John H. Harland Company, a Georgia corporation (the "Company"), M & F Worldwide Corp., a Delaware corporation ("Parent"), and H Acquisition Corp., a Georgia corporation and a wholly owned Subsidiary of Parent ("Merger Sub").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the board of directors of the Company (the "Board") has unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Merger Sub providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the Georgia Business Corporation Code (the "GBCC"), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company; and


                  WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement.


                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

                  "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement containing confidentiality, standstill and no-solicitation covenants no less restrictive to the counterparty thereto (including as to duration of such covenants) than those contained in the Confidentiality Agreement.

                  "Action" means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company Intellectual Property" means all Intellectual Property used or held for use in connection with the businesses of the Company and/or its Subsidiaries as such businesses are currently conducted.

                  "Company Termination Fee" means $52,500,000 in cash.

                  "Completion Period" means a period of 45 consecutive days after the date hereof throughout which (i) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.9(a) and (ii) the conditions set forth in Section 7.1 shall be satisfied and no event shall have occurred and no condition shall exist that would cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 45 consecutive day period; provided, however, that the "Completion Period" shall not be deemed to have commenced if, prior to the completion of the Completion Period, Deloitte & Touche LLP shall have withdrawn or qualified its audit opinion with respect to any financial statements contained in the SEC Reports; provided, further, however, that if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 45-day period would be "stale," within the meaning of Rule 3-12 of Regulation S-X under the Securities Act, on any day during such 45-day period if a registration statement using such financial statements were to be filed with the SEC on such date and there are less than 30 days remaining in such 45-day period, then such 45-day period shall be extended to a date that is 30 days from the date such Required Financial Information first would become "stale" (within the meaning of Rule 3-12 of Regulation S-X under the Securities
Act).

                  "Confidentiality Agreement" means the confidentiality agreement dated March 20, 2006, between Clarke American Corp. and the Company.

                  "Contract" means any contract, agreement, commitment, arrangement, lease (including with respect to personal property) or other instrument or deed, whether written or oral.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Director Compensation Plans" means the Company 2005 Compensation Plan for Non-Employee Directors, as amended through December 15, 2005, and the Company Compensation Plan for Non-Employee Directors, as amended through January 17, 2002.

                  "Encumbrance" means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales Contract, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, transfer restriction, voting Contract, proxy or other limitation on voting rights or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state or foreign securities Laws.

                  "Equity Interest" means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

                  "Governmental Authority" means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers', employees' or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" means, with respect to any Person, (i) indebtedness of such Person, whether or not contingent, for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person, whether or not contingent, for the deferred purchase price of assets, property or services (other than trade payables incurred in the ordinary course of business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring Contracts or other similar instruments, (vii) obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through a Contract (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any Contract to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (ix) Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (x) reimbursement obligations of such Person with respect to letters of credit, bankers' acceptance or similar facilities issued for the account of such Person, (xi) obligations under any acquisition Contracts pursuant to which such Person is responsible for any earn-out or other contingent payments and (xii) obligations in respect of performance, bid, litigation or similar bonds; in each of the foregoing cases, together with all accrued interest and accrued fees thereon.

                  "Intellectual Property" means all intellectual property and industrial property rights of any kind or nature existing anywhere in the world, including (i) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, substitutions, extensions and reexaminations thereof ("Patents"),
(ii) all trademarks, service marks, logos, slogans, design marks, trade names, corporate names, domain names, trade dress, and other similar designations of origin together with all goodwill symbolized thereby ("Trademarks"), (iii) all copyrights and copyrightable works ("Copyrights"), (iv) all mask works, (v) all trade secrets and confidential or proprietary information (including ideas, research and development, inventions, know-how, formulas, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, specifications, customer and supplier lists, customer information, financial information, pricing and cost information and business and marketing plans and proposals) ("Trade Secrets"), (vi) all computer software (including in both object code and source code formats), algorithms, data, databases, and other proprietary technology ("Software"), (vii) all rights of privacy, rights of publicity, and rights to personal information, (viii) moral rights and rights of attribution and integrity, (ix) all applications for registration and registrations for any of the foregoing, (x) all rights in, to or under any of the foregoing and in, to or under other similar intangible assets, and (xi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

                  "Knowledge" means, with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter and, with respect to Parent, the actual knowledge of the Persons set forth in Section 1.1(a) of the Parent Disclosure Letter.

                  "Law" means any statute, law, ordinance, regulation, rule, code, principle of common law or equity or other requirement of law of a Governmental Authority or any Governmental Order.

                  "License" means any permit, order, decree, consent, approval, license, registration, qualification, finding of suitability or other authorization from a Governmental Authority.

                  "Made Available" means that the information referred to (i) has been actually delivered to Parent at least two (2) Business Days prior to the date of this Agreement or (ii) was posted at least two (2) Business Days prior to the date of this Agreement on the Company's electronic data site located at https://datasite.merrillcorp.com (and which has been identified as a new addition to such site for at least two (2) Business Days following the date on which it is first made available and has not been modified subsequently); provided, however, that any document specifically referred to in Section 1.1(b) of the Company Disclosure Schedule shall be deemed to be "Made Available" if such document was posted prior to the execution of this Agreement on the Company's electronic data site located at https://datasite.merrillcorp.com (provided such document has been identified as a new addition to such site and has not been modified subsequently).

                  "Material Adverse Effect" means any change, effect, event, circumstance or development, individually or in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or would reasonably be expected to (i) have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance or development resulting from (A) general economic or financial market conditions, (B) compliance with the express terms of, or the taking of any action expressly required by, this Agreement, (C) any actions taken, or failure to take action, or such other changes or events, in each case, to which Parent has expressly consented or requested in writing, (D) conditions affecting the Company's industries, (E) any failure, in and of itself, by the Company to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the announcement or pendency of this Agreement, the transactions contemplated hereby or performance of or compliance with the terms of this Agreement, and (G) changes in GAAP; provided, however, that with respect to clause (A), such change, effect, event, circumstance or development does not disproportionately impact the Company and its Subsidiaries, taken as a whole, and that with respect to clause (D), such change, effect, event, circumstance or development does not disproportionately impact any of the Printed Products, Software & Services or Scantron business segments of the Company and its Subsidiaries, as applicable, or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by the Agreement.

                  "NYSE" means the New York Stock Exchange.

                  "Option" means each option granted by the Company to purchase shares of Company Common Stock pursuant to any Benefit Plan.

                  "Parent Termination Fee" means $52,500,000 in cash.

                  "Permitted Encumbrances" means (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company or its Subsidiaries not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law which are not yet due and payable and have arisen in the ordinary course of business (including zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations, (iv) mechanics', carriers', workers', repairers' and similar Encumbrances imposed upon the Company or its Subsidiaries arising or incurred in the ordinary course of business and (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, adversely affect in any material respect (A) the continued use of the property to which they relate in the conduct of the business currently conducted thereon or (B) the value or resale value of the property to which they relate.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

                  "Representatives" means, collectively, any Person's officers, partners, directors, employees, affiliates, attorneys, consultants, financing sources, agents or other advisors or representatives.

                  "Restricted Share" means each share of Company Common Stock granted by the Company pursuant to any Benefit Plan that is outstanding as of the relevant time but is subject to vesting or other forfeiture restrictions or a right of repurchase by the Company as of such time.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Software Documentation" means all user manuals, training materials, and other similar materials relating to the Software included in the Company Intellectual Property.

                  "Stock Appreciation Right" means each stock appreciation right award with respect to a share of Company Common Stock granted by the Company pursuant to any Benefit Plan.

                  "Stock Equivalent" means each stock equivalent with respect to a share of Company Common Stock granted by the Company under a Director Compensation Plan.

                  "Subsidiaries" of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity, (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity or (iii) a general partnership interest, managing member or similar interest entitling such Person to govern the affairs of such entity.

                  "Taxes" means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, unclaimed or abandoned alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

                  "Tax Returns" means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

                  "Unauthorized Code" means any "virus," "Trojan horse," "worm," "back door," "time bomb," "drop dead device," (as such terms are commonly understood in the software industry), or any other code, software routines or hardware components designed or intended to have, or capable of, any of (i) permitting unauthorized access or disabling, erasing, or otherwise harming any computer, systems, software, or other device on which code is stored or installed, (ii) disabling a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of or rights in the program or (iii) damaging or destroying any data, file or information without the user's consent.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name "John H. Harland Company" as the surviving corporation of the Merger under the GBCC (the "Surviving Corporation").

         Section 2.2 Closing; Effective Time. Subject to the provisions of
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York (or the Closing may take place at such other place or at such other date as Parent and the Company may mutually agree in writing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties will not be required to effect the Closing until the earlier to occur of (a) a date specified by Parent on at least three (3) Business Days' notice to the Company and (b) the final day of the Completion Period. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". Prior to the Closing, Parent shall prepare and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing an appropriate certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with, the relevant provisions of the GBCC (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties, being the "Effective Time") and the parties shall make all other filings or recordings required under the GBCC in connection with the Merger, including publication of the notice of merger contemplated by Section 14-2-1105.1 of the GBCC.

         Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.4 Articles of Incorporation; Bylaws. At the Effective Time,
(a) the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety as the Articles of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "John H. Harland Company" and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Merger Sub's name shall be replaced by references to "John H. Harland Company".

         Section 2.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

                                  ARTICLE III

       EFFECT OF THE MERGER ON CAPITAL STOCK AND EXCHANGE OF CERTIFICATES

         Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                  (a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

                  (b) Each share of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) ("Shares") shall be converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 3.5(c)) equal to $52.75 in cash, without interest (the "Merger Consideration"). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificates in accordance with Section 3.5, without interest.

                  (c) Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

         Section 3.2 Treatment of Options and Other Equity Awards.

                  (a) As of the Effective Time, each Option will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such Option and (B) the Merger Consideration over (ii) the aggregate exercise price of such Option, without interest and less any required withholding Taxes as specified in Section 3.5(c). All payments with respect to canceled Options shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the cancelation of Options pursuant to this Section 3.2(a), including adopting any plan amendments.

                  (b) As of the Effective Time, each Stock Appreciation Right will be canceled and extinguished, and the holder thereof will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess (if any) of (i) the lesser of (A) the "target price" applicable thereto (if any) and (B) the Merger Consideration over
(ii) the "grant price" applicable thereto, without interest and less any required withholding Taxes as specified in Section 3.5(c). All payments with respect to canceled Stock Appreciation Rights shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the cancelation of Stock Appreciation Rights pursuant to this Section 3.2(b).

                  (c) As of the Effective Time, each Restricted Share that is issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of any holder of Restricted Shares, become fully vested. Each vested Restricted Share issued and outstanding immediately prior to the Effective Time (other than any such shares to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) shall be converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration, without interest and less any required withholding Taxes as specified in Section 3.5(c). At the Effective Time, each holder of a Restricted Share (other than any Dissenting Shares, which shall have the rights set forth in Section 3.4) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.2(c), including providing holders of Restricted Shares with notice of their rights with respect to any such Restricted Shares as provided herein.

                  (d) Prior to the Effective Time, the Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company's Employee Stock Purchase Plan (the "ESPP") to be at least thirty (30) days prior to the Effective Time, subject to the terms of such plan (the "Final Purchase Date"). On the Final Purchase Date, the Company shall apply the funds credited as of such date under such ESPP within each participant's payroll withholding account to the purchase of whole Shares of the Company in accordance with the terms of such ESPP and shall prevent the commencement of any new purchase or offering period.

                  (e) As of the Effective Time, each Stock Equivalent that is outstanding immediately prior to the Effective Time shall cease to represent a right to receive upon distribution a share of Company Common Stock and shall instead be converted automatically into a right to receive an amount in cash determined in accordance with the terms of the applicable Director Compensation Plan (including applicable interest accruing after the Effective Time). Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, comply with the terms of the Director Compensation Plans, subject to the adjustments pursuant to this Section 3.2(e).

         Section 3.3 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

         Section 3.4 Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (the "Dissenting Shares") pursuant to, and who complies in all respects with,
Article 13 of the GBCC (the "Dissenters Provisions"), shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

                  (b) The Company will give Parent prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to the Dissenters Provisions and received by the Company and Parent shall have the right to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the Dissenters Provisions. The Company will not, except with the prior written consent of Parent, make any payment or other commitment with respect to any such exercise of dissenters' rights or offer to settle or settle any such rights.

         Section 3.5 Payment and Exchange of Certificates.

                  (a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the "Paying Agent"). Promptly after the Effective Time, Parent will, or cause the Surviving Corporation to, deposit in trust with, the Paying Agent, the aggregate consideration to which shareholders, holders of Options, holders of Stock Appreciation Rights, and holders of Restricted Shares of the Company become entitled under this Article III. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500,000,000 (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article III into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a "Certificate") in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.5(c), and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

                  (c) Parent, the Surviving Corporation and Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration and any other amount otherwise payable to a holder of Shares, Options, Stock Appreciation Rights, or Restricted Shares pursuant to the Merger or this Agreement (each, a "Payee ") such amounts as are required to be withheld under the Code, the rules and regulations promulgated thereunder or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of which such deduction and withholding was made.

                  (d) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (e) At any time which is more than six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (f) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the corresponding section of the disclosure letter provided by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection of this Agreement to the extent that its relevance is reasonably apparent on its face) and except as expressly disclosed in reasonable detail in any report, schedule, form, statement or other document filed with or furnished to the Securities and Exchange Commission (the "SEC") by the Company since December 31, 2005, each as filed prior to the date of this Agreement (other than disclosures in the "Risk Factors" section of the Company's Annual Report on Form 10-K and any other disclosures included in such filings that are predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

         Section 4.1 Organization. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. Complete and correct copies of the articles of incorporation and bylaws or other organizational documents of each of the Company and each of its Subsidiaries, in each case as currently in full force and effect, have been Made Available to Parent. The Company is not in violation of the provisions of its governing documents. None of the Subsidiaries of the Company is in violation in any material respect of the provisions of its governing documents.

         Section 4.2 Authority; Enforceability.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock voting together as a single voting group (the "Requisite Shareholder Vote")).

                  (b) The Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Shareholders Meeting (this clause (iii), the "Board Recommendation"). Assuming the accuracy of the representations and warranties contained in Section 5.9, no "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover Laws or regulations (collectively, "Takeover Laws") are applicable in the State of Georgia or in any other U.S. or foreign jurisdiction in which any of the Company's Subsidiaries are organized or formed, or to the Company's Knowledge, in any other jurisdiction, to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

                  (c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

         Section 4.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do and will not (a) violate or conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a) - (e) of
Section 4.4 have been obtained and all filings described in such Section have been made and the receipt of the Requisite Shareholder Vote, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, Contract, license, permit or other obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (b) and (c) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

         Section 4.4 Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and "blue sky" Laws, (d) the rules and regulations of the NYSE, (e) the GBCC, and (f) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Material Adverse Effect.

         Section 4.5 Capitalization of the Company.

                  (a) The authorized capital stock of the Company consists of 144,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). As of the close of business on December 18, 2006 (the "Capitalization Date"), (i) 37,907,497 shares of Company Common Stock were issued and outstanding (including 491,887 outstanding Restricted Shares), (ii) 12,252,466 shares of Company Common Stock were held in the treasury of the Company or by the Company's Subsidiaries, (iii) an aggregate of 2,924,650 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options, (iv) 44,775 shares of Company Common Stock were reserved and available for issuance under the ESPP, (v) Stock Equivalents representing 209,211 shares of Company Common Stock were credited to accounts under the Director Compensation Plans, (vi) 343,250 Stock Appreciation Rights were outstanding and (vii) 35,000,000 shares of Company Common Stock were reserved and available for issuance upon exercise of the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement. As of the date of this Agreement, the Company has outstanding Options to purchase 2,924,650 shares of Company Common Stock with a weighted average exercise price of $29.69 per share. No shares of Company Preferred Stock are outstanding. From the close of business on the Capitalization Date until the date of this Agreement, no Shares have been issued except for Shares issued pursuant to the exercise of Options in accordance with their terms. All outstanding shares of capital stock of the Company and each of its Subsidiaries (other than Restricted Shares) are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other rights or commitments or any other Contracts of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company or any of its Subsidiaries, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company or any of its Subsidiaries.

                  (b) Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) there are no securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any shares of capital stock or voting securities of the Company or any of its Subsidiaries and (iii) there is no Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of the Company or its Subsidiaries, in the case of clauses (ii) and
(iii), other than pursuant to Benefit Plans. Other than the Options and the Stock Equivalents, the Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the shareholders of the Company or any Subsidiary on any matter.

                  (c) As of the Capitalization Date, (i) each outstanding Option has the exercise price, has an exercise period, and is held by the holder set forth with respect thereto in Section 4.5(c)(i) of the Company Disclosure Letter and (ii) each outstanding Stock Appreciation Right has the "grant price", has the "target price" (if any), has an exercise period, and is held by the holder set forth with respect thereto in Section 4.5(c)(ii) of the Company Disclosure Letter. All outstanding Options have an exercise price equal to no less than the fair market value (as defined in the applicable Benefit Plan) of the underlying Shares on the date of grant. From the Capitalization Date to the date of this Agreement, there have been no changes to the information set forth in Sections 4.5(c)(i) or (ii) of the Company Disclosure Letter, except as a result of the exercise, expiration or forfeiture of Options or the Stock Appreciation Rights.

                  (d) As of December 15, 2006, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts, undrawn letters of credit, capital leases or purchase price obligations with respect to acquisitions) (such indebtedness, "Funded Indebtedness") is $218,559,000 in aggregate principal amount under the Credit Agreement, dated as of July 3, 2006, by and among the Company, the several banks and other financial institutions from time to time party thereto, and Wachovia Bank, National Association in its capacity as administrative agent. As of the date of this Agreement, the principal amount of outstanding Funded Indebtedness of the Company and its Subsidiaries does not exceed $245,000,000 in the aggregate.

         Section 4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Encumbrances, other than Permitted Encumbrances. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any other Person.

         Section 4.7 SEC Reports; Financial Information.

                  (a) The Company has filed with the SEC all forms, documents, certifications, registration statements and reports required to be filed or furnished by it with the SEC since January 1, 2004 (as amended to date, the "SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. None of the SEC Reports at the time filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports.

                  (b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the SEC Reports fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly referred to therein or in the notes thereto).

         Section 4.8 No Undisclosed Liabilities. Except (a) as reflected or reserved against on the face of the most recent consolidated balance sheet of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which would not have a Material Adverse Effect.

         Section 4.9 Absence of Certain Changes or Events. Since December 31, 2005, there has not been any Material Adverse Effect. From September 29, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries has:

                  (a) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for regular quarterly dividends not exceeding $0.175 per share of Company Common Stock and any dividends or distributions by a Subsidiary wholly owned, directly or indirectly, by the Company);

                  (b) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any of its Subsidiaries (other than the acquisition by the Company of Shares, Options, Stock Appreciation Rights, Restricted Shares and Stock Equivalents pursuant to the Benefit Plans);

                  (c) except as required by applicable Law of jurisdictions outside the United States, (i) granted to any current or former directors, officers, employees or consultants, any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers of the Company, (ii) granted to any current or former directors, officers or employees, any right to receive severance or termination pay not provided for under a Benefit Plan or Foreign Plan listed on Section 4.14 of the Company Disclosure Letter or (iii) entered into, amended or modified any Benefit Plans or employment, change of control or severance Contract with any of its current or former directors, officers, employees or consultants;

                  (d) (i) acquired, leased or licensed from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sold, disposed of, leased or licensed (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, in each case, which are material to the Company and its Subsidiaries, taken as a whole, other than purchases and sales of inventory, non-merchandise supplies, and other assets in the ordinary course of business or (ii) incurred or guaranteed, or modified in any material respect, any Indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company);

                  (e) made any changes in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

                  (f) made or revoked any material Tax election, or changed any material Tax accounting principles, except as required by applicable Law; or

                  (g) agreed to take any of the actions described in Sections 4.9(a) through 4.9(g).

         Section 4.10 Contracts.

                  (a) As of the date of this Agreement, the Company has Made Available to Parent correct and complete copies of, each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:

                           (i) (A) would be required to be filed by the Company
as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, (B) is to be performed after the date of this Agreement, and (C) has not been filed or incorporated by reference in any SEC Report in unredacted form;

                           (ii) contains covenants that materially limit the
ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

                           (iii) relates to the formation, creation, operation,
management or control of any partnership or joint venture;

                           (iv) involves any exchange-traded or over-the-counter
swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate or foreign currency protection Contract;

                           (v) evidences or relates to Indebtedness (other than
the endorsement of negotiable instruments for collection in the ordinary course of business);

                           (vi) involves any Key Customers or Key Suppliers
(other than purchase orders, sales orders or invoices under such Contracts entered into in the ordinary course of business consistent with past practice);

                           (vii) are Contracts with customers or suppliers of
the Company or its Subsidiaries containing a provision which provides that any term or terms of such Contract will be no less favorable to such customers or suppliers either individually or in the aggregate than similar provisions in any other Contract;

                           (viii) was (A) entered into after December 31, 2005
or (B) has not yet been consummated, that, in the case of either (A) or (B), involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract in excess of $1 million (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice, including acquisitions and dispositions of inventory);

                           (ix) by its terms calls for payments by the Company
and/or its Subsidiaries under such Contract of more than $1 million in any 12-month period or $10 million over the term of such Contract;

                           (x) involves any acquisition since January 1, 2004,
pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations, in each case, that could result in payments in excess of $250,000;

                           (xi) is between (A) the Company or any of its
Subsidiaries, on the one hand, and (B) any other Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                           (xii) involves any labor union or other employee
organization, including any works council or foreign trade union or trade association;

                           (xiii) (A) grants to the Company and/or any of its
Subsidiaries any rights in, to or under any Company Intellectual Property (other than any Contract (i) which grants rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms or (ii) which grants to the Company or a Subsidiary the right to use a third party's trademarks on printed products in exchange for a royalty, in the case of either
(i) or (ii), entered into in the ordinary course of business consistent with past practice), or (B) restricts any rights of the Company or any of its Subsidiaries in, to or under Company Intellectual Property, or permit third Persons to use or register any Company Intellectual Property (other than any such Contract entered into in the ordinary course of business consistent with past practice);

                           (xiv) obligates the Company or any of its
Subsidiaries to provide indemnification or a guarantee;

                           (xv) is a Real Property Lease; or

                           (xvi) is (A) an employment Contract between the
Company and any officer of the Company or any of its Subsidiaries (including the heads of each business segment) or (B) a Contract containing any covenant in favor of the Company which limits the ability of any past officer of the Company or any of its Subsidiaries, or would limit the ability of any present officer of the Company or any of its Subsidiaries upon the termination of such officer's employment, to compete against the Company, any of its Subsidiaries or any of their respective business units.

Each Contract of the type described in clauses (i) through (xvi) and any Contract entered into after the date of this Agreement that would have constituted a Material Contract if entered into prior to the date hereof is referred to herein as a "Material Contract".

                  (b) Each Material Contract is valid and binding on, and enforceable in accordance with its terms against, the Company and any Subsidiary of the Company which is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party thereto, except which would not have a Material Adverse Effect.

         Section 4.11 Title to Properties; Assets.

                  (a) As of the date of this Agreement, a complete and correct list of all of the real property owned by the Company and its Subsidiaries is set forth in Section 4.11(a) of the Company Disclosure Letter (collectively with any real property acquired by the Company or any of its Subsidiaries after the date of this Agreement, the "Owned Real Property").

                  (b) As of the date of this Agreement, Section 4.11(b) of the Company Disclosure Letter contains a complete and correct schedule of all leases and subleases (including addendums and amendments) under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, any real property (collectively with any real property leases or subleases entered into by the Company or any of its Subsidiaries after the date of this Agreement, the "Real Property Leases") (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property" and, collectively with the Owned Real Property, the "Property"), which schedule sets forth the address of the Leased Real Property covered thereby. Each Real Property Lease has been Made Available to Parent. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under each Real Property Lease.

                  (c) Each of the Company and its Subsidiaries (i) has good and valid fee simple title to the Owned Real Property, (ii) owns or has a valid right to use, as applicable, the assets that are material to the operation of the business of the Company and its Subsidiaries (except, in the case of personal property, for such assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice) and (iii) has good and valid leasehold interests in all of its Leased Real Property. All property, assets and Owned Real Property are free and clear of all Encumbrances other than Permitted Encumbrances.

         Section 4.12 Compliance with Law and Reporting Requirements.

                  (a) Except as would not have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of, or has violated, any Law, or has received any written notice of any violation of Law,
(ii) the Company and each of its Subsidiaries has and is in compliance with all Licenses required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect and (iii) none of the Company or its Subsidiaries has received any written notification from any Governmental Authority threatening to revoke any such License.

                  (b) (i) The Company has been since January 1, 2003 and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

                           (ii) The Company has designed disclosure controls and
procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. To the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the chief executive officer and the chief financial officer of the Company to material information required to be included in the Company's periodic reports required under the Exchange Act.

                           (iii) The Company has disclosed, based on its most
recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

                           (iv) As of the date hereof, to the Company's
Knowledge, the Company has not identified any material control deficiencies other than as disclosed in Section 4.12(b)(iv) of the Company Disclosure Letter. To the Company's Knowledge, its auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

                  (c) None of the Company's Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

                  (d) The Company and its Subsidiaries are and, within the last two (2) years have been, in compliance in all material respects with all applicable provisions of the Gramm-Leach-Bliley Act and the rules and regulations related thereto and other applicable privacy Laws, including those related to the exchange, disclosure or sharing of customer or personal information or information security.

         Section 4.13 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are a party or subject to or in default under any Governmental Order except as would not have a Material Adverse Effect. There are no formal or informal inquiries or investigations by the SEC or other Governmental Authority, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending, or to the Knowledge of the Company, threatened, or otherwise involving the Company or any of its Subsidiaries, including regarding any accounting policies or practices of the Company or any malfeasance by any officer of the Company or any of its Subsidiaries. This
Section 4.13 does not relate to environmental matters which are the subject of
Section 4.18.

         Section 4.14 Employee Compensation and Benefit Plans; ERISA.

                  (a) Section 4.14(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all material (i) employee benefit plans, programs and Contracts, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, all employment Contracts, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located primarily in the United States and/or their dependents (collectively, the "Benefit Plans"), and
(ii) benefit plans that are comparable to the Benefit Plans and that are maintained pursuant to the Laws of a country other than the United States, other than benefit plans that are required to be maintained under the Laws of the applicable country (collectively, the "Foreign Plans"). For purposes of this Agreement, the term "plan," when used with respect to Foreign Plans, shall mean a "scheme" or other employee benefit program or arrangement in accordance with specific country usage.

                  (b) Each Benefit Plan intended to be subject to Code Section 401(a) and each trust established in connection with any such Benefit Plan which is intended to be tax exempt under Code Section 501(a) has been determined by the Internal Revenue Service to be qualified under Code Section 401(a) or exempt from taxation under Code Section 501(a), as the case may be, or the remedial amendment period for such determination has not expired, and, to the Knowledge of the Company, no event has occurred that would adversely affect such determination. Except as would not have a Material Adverse Effect: (i) all the Benefit Plans and the related trusts comply with and have been administered in compliance with (A) the applicable provisions of ERISA, (B) all applicable provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any applicable collective bargaining or applicable collective labor Contracts; and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation has been commenced with respect to any Benefit Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); and (v) there are no audits or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan.

                  (c) Neither the Company nor any ERISA Affiliate (i) sponsors or contributes to a Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section 3(35)); (ii) has an "obligation to contribute" (as defined in ERISA Section 4212) to a Benefit Plan that is a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan; or (iv) except as listed in Section 4.14(c) of the Company Disclosure Letter, sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than coverage or benefits (A) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). For purposes of this Section 4.14, "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code. The terms of each Benefit Plan listed in Section 4.14(c) of the Company Disclosure Letter do not restrict the ability of the Company to amend or terminate such Benefit Plan.

                  (d) Except as would not have a Material Adverse Effect: (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the applicable Laws of the applicable foreign country and (B) its terms and the terms of any applicable collective bargaining, collective labor or works council Contracts and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or its Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation has been commenced with respect to any Foreign Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course), and (vi) there are no audits or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened in connection with any Foreign Plan. Section 4.14(d) of the Company Disclosure Letter designates each Foreign Plan that is a defined benefit pension plan.

                  (e) Except as may be required by applicable Law or as expressly provided in this Agreement, neither the Company nor any of its Subsidiaries has adopted, announced or otherwise made known any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any of its Subsidiaries.

                  (f) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in any material payment (including any bonus, severance, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Benefit Plan or Foreign Plan; (ii) increase in any material respect any benefit otherwise payable under any Benefit Plan or Foreign Plan;
(iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; (iv) result in any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan; or (v) limit, in any way, the surviving Corporation's ability to amend or terminate any Benefit Plan or Foreign Plan. Other than the payments that may be made to the persons listed in Section 4.14(f) of the Company Disclosure Letter, no payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement could result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

                  (g) Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

                  (h) Correct and complete copies have been Made Available to Parent by the Company of all written Benefit Plans and Foreign Plans (including all amendments and attachments thereto) (or, in the case of award agreements relating to equity-based or equity-related awards, forms of agreements); all related trust documents; all insurance Contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form
5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required by applicable Law); the most recent determination letter from the Internal Revenue Service (where required by applicable Law); and the most recent summary plan descriptions, if any, for the Benefit Plans or Foreign Plans (including, for any Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the Benefit Plan or Foreign Plan).

                  (i) The execution and delivery of this Agreement in and of itself will not result in the accelerated vesting of any Restricted Share or Option.

         Section 4.15 Labor Matters.

                  (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries.

                  (b) No representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any other labor relations tribunal or authority, and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened, labor dispute, strike, walkout, work stoppage, slowdown, grievance, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past five
(5) years.

                  (c) Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal employment opportunity, workers' compensation and labor relations, (ii) there are no actions, lawsuits, claims, charges or controversies pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and
(iii) neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

                  (d) None of the Company or any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits or social security benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice).

                  (e) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), and any applicable similar state, local or foreign Law.

                  (f) To the Company's Knowledge, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, invention assignment agreement, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or (ii) to the use of trade secrets or proprietary information of others.

         Section 4.16 Intellectual Property.

                  (a) Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all United States and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications for registration, (iii) Copyright registrations and applications for registration, (iv) mask work registrations and applications for registration, and (v) any Software included in the Company Intellectual Property, in each case which are material to the conduct of the business as presently conducted by any of the Company's Printed Products, Software & Services or Scantron business segments, as applicable, and owned by the Company or any of its Subsidiaries (other than the Software described in the foregoing clause (v), collectively, and together with any items described in clauses (i) though (iv) obtained by the Company or any of its Subsidiaries after the date hereof, the "Registered Intellectual Property"). Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each such item of Registered Intellectual Property (A) a correct and complete list of the jurisdictions in which such item of Registered Intellectual Property has been registered or in which an application has been filed, (B) the applicable registration, application, or serial number, and (C) the record owner. The Company or its Subsidiary is the sole and exclusive beneficial and record owner of all of the Registered Intellectual Property, and all of the Registered Intellectual Property is subsisting and, to the Company's Knowledge, valid.

                  (b) The Company or any Subsidiary of the Company has not taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any of the Registered Intellectual Property in a manner that would result in the abandonment, cancellation, invalidity, or unenforceability of any of the Registered Intellectual Property.

                  (c) Except as would not have a Material Adverse Effect, the Company and/or its Subsidiaries has a valid right to use, or is the owner of all right, title and interest in and to all of the Company Intellectual Property, in each case free and clear of any and all Encumbrances (except Permitted Encumbrances). No Action has been asserted or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries in the past two (2) years challenging the Company's or any of its Subsidiary's exclusive ownership of, or right to use, any material Company Intellectual Property (including any proceeding before any Intellectual Property office), nor, to the Company's Knowledge, is there a substantial basis for any such Action.

                  (d) The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Person's Intellectual Property, and there has been no such Action asserted or, to the Knowledge of the Company, threatened, in the past two
(2) years against the Company or any of its Subsidiaries, nor to the Company's Knowledge, is there a substantial basis for any such Action.

                  (e) To the Company's Knowledge, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and no such Action has been threatened in writing or asserted against any Person by the Company or any of its Subsidiaries or, to the Company's Knowledge, any other Person, in the past two (2) years.

                  (f) The Company and each of its Subsidiaries have taken all reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property.

                  (g) No former or current partner, director, shareholder, officer, member of management or personnel of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any ownership rights in any material Company Intellectual Property.

                  (h) The consummation of the transactions contemplated in this Agreement and any related agreements, will not (with or without notice or the lapse of time or both) (i) result in the loss or impairment of, or give rise to any right of any third Person to terminate or restrict, (ii) require payment of any additional amounts or the consent of any Governmental Authority or third Person in respect of, or (iii) result in the grant or transfer to any other Person of, in each case, the Company's or any of its Subsidiaries' rights in or to any of the Company Intellectual Property, except as would not have a Material Adverse Effect.

                  (i) With respect to the Software included in the Company Intellectual Property, (i) neither the Company, its Subsidiaries, nor, to the Company's Knowledge, any of their licensees have experienced any defects in such Software, including any error or omission in the processing of any transactions other than defects which have been corrected, which defects, errors, or omissions would have a Material Adverse Effect, and (ii) to the Company's Knowledge, no such Software (x) contains any Unauthorized Code or (y) is subject to the terms of any "open source" or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public. During the two (2) years prior to the date hereof, (A) to the Company's Knowledge, there have been no security breaches in the Company's or any of its Subsidiary's information technology systems, and (B) there have been no disruptions in any of the Company's or its Subsidiaries' information technology systems, in each case that would have a Material Adverse Effect. The Company and its Subsidiaries have implemented disaster recovery and backup plans and systems that are customary and adequate for companies in this and similar industries to address the nature and level of risk. The Company and each of its Subsidiaries are in compliance in all material respects with such plans. Copies of all such material plans have been Made Available to Parent. As of the Closing, copies of all material Software Documentation shall have been made available to Parent.

                  (j) With respect to the material Software included in the Company Intellectual Property and owned by the Company or any of its Subsidiaries, (i) such Software performs substantially in accordance with the applicable Software Documentation, (ii) no source code for such Software has been made available by the Company to any escrow agent or other Person who is not currently an employee of the Company or its Subsidiary, and the Company or its Subsidiaries have no duty or obligation (whether present, contingent or otherwise) to make available the source code for any Software to any such Person, and (iii) no Person other than the Company or its Subsidiary possesses any exclusive right or license to use, exploit, assert or enforce any rights in or to such Software.

         Section 4.17 Privacy Policies.

                Copies of the respective privacy policies (each, a "Privacy Policy") of the Company and each of its Subsidiaries regarding the collection and use of information, including non-public financial information, received from or related to its customers (and customers of its customers) or other individual persons ("Customer Information") currently in effect with respect to any Customer Information collected, used or held by the Company or any of its Subsidiaries have been Made Available to Parent. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has at any time during the last five years collected, received or used any Customer Information in violation of its respective Privacy Policies or applicable Law. No Action has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person's privacy or personal information or data rights or violation of any other Law with respect to collection, use or disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of the Company's or any of its Subsidiary's respective Privacy Policies or Law. Each of the Company and each of its Subsidiaries has reasonable (taking into account the nature of the information being collected) security measures and safeguards, including written information security programs, in place to ensure the security and confidentiality of Customer Information, protect against any anticipated threats or hazards to the security or integrity of Customer Information and protect its Customer Information from access or use by any person in a manner violative of Law or an applicable Privacy Policy and, to the Knowledge of the Company, no Person has gained such access or made such use of any Customer Information. The Company has Made Available to Parent copies of its written information security programs with respect to protection of Customer Information.

         Section 4.18 Environmental Laws.

                  (a) For purposes of this Agreement, the following terms have the following meanings:

                           (i) "Environmental Claim" means any written claim,
action, cause of action, investigation or notice by any person or entity received by the Company or any of its Subsidiaries alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials that (x) would reasonably be expected to create liability under Environmental Law on behalf of the Company or (y) are at concentrations requiring investigation or remediation under Environmental Law by the Company or any of its Subsidiaries at any location, whether or not owned or operated by the Company, or (B) circumstances that would reasonably be expected to form the basis of any violation, or alleged violation, of any Environmental Law.

                           (ii) "Environmental Laws" means all applicable Laws
relating to pollution or protection of human health or the environment, including Laws relating to the occupational exposure to, or Releases or threatened Releases of Hazardous Materials, Laws relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials, and Laws relating to recordkeeping, notification, disclosure and reporting requirements for Hazardous Materials.

                           (iii) "Hazardous Materials" means chemicals,
pollutants, contaminants, wastes, toxic or hazardous substances, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, petroleum and petroleum products, asbestos and polychlorinated biphenyls.

                           (iv) "Release" means any release, spill, emission,
discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  (b) Except as would not have a Material Adverse Effect:

                           (i) The Company and each of its Subsidiaries are and
have been within the past five (5) years in material compliance with all applicable Environmental Laws (which compliance includes the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

                           (ii) There is no Environmental Claim pending or, to
the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any other Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

                           (iii) There are no past or present actions,
activities, circumstances, conditions, events or incidents resulting from the Company's or any of its Subsidiary's activities, including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

                           (iv) The Company has Made Available for inspection to
Parent complete and correct copies of any reports, studies, technical analyses, tests or monitoring currently possessed or prepared by or on behalf of the Company during the past seven (7) years pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or regarding compliance with applicable Environmental Law.

                           (v) The representations and warranties contained in
this Section 4.18 shall be the sole and exclusive representations and warranties of the Company and each of its Subsidiaries with respect to Environmental Laws, Environmental Claims, Hazardous Materials or otherwise relating to environmental matters.

         Section 4.19 Taxes.

                  (a) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

                  (b) Each of the Company and its Subsidiaries has duly and timely paid in full all material Taxes required to be paid by it (whether or not shown due on any Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company in accordance with GAAP.

                  (c) Each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due.

                  (d) Each of the Company and its Subsidiaries has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

                  (e) Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries.

                  (f) Since January 1, 1998, no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to a material amount of taxation in that jurisdiction.

                  (g) No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been finally resolved and paid in full, and no requests for waivers of the time to assess any material amount of Taxes are pending.

                  (h) There are no outstanding written Contracts, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted outside the ordinary course of business by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

                  (i) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any Contract providing for the allocation, sharing or indemnification of any material amount of Taxes (other than those between and among the Company and its Subsidiaries, each of which is listed in Section 4.19 of the Company Disclosure Letter), (B) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated Tax Return for a period that is open under the statute of limitations (other than the group the common parent of which is the Company) or (C) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

                  (j) There are no Encumbrances for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

                  (k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (iii) any ruling received from or any Contract entered into with the Internal Revenue Service.

                  (l) The Company has Made Available to Parent or Merger Sub complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes (in excess of $150,000 in the case of state, local and foreign tax audit reports) due from or with respect to the Company and its Subsidiaries for any tax year beginning after January 1, 2002 and (ii) any closing Contracts entered into by any of the Company and its Subsidiaries with any tax authority, in each case existing on the date hereof.

                  (m) Neither the Company nor any of its Subsidiaries has made any distribution of stock, and no distribution of stock of the Company or any of its Subsidiaries has been made, in a transaction described in Section 355 of the Code.

         Section 4.20 Disclosure Documents. The proxy statement (the "Proxy Statement") relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time filed with the SEC or at the time first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates in writing specifically for inclusion or incorporation by reference therein.

         Section 4.21 Insurance. The Company and each of its Subsidiaries is covered by valid, collectible and currently effective insurance policies issued in favor of the Company and any of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate, including coverage which the Company has agreed to carry under any Contract with third parties to address its insurance obligations under such Contracts. All such insurance policies do not have limits that are impaired in any material amounts, and to the Company's Knowledge, each policy is issued by an insurance company with a valid License to conduct business in the applicable jurisdiction where coverage would apply. Section 4.21 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all material insurance policies, including commercial general liability, automobile liability, workers compensation, umbrella, errors and omissions, professional liability, cyber-risk, employee dishonesty/crime, pension trust/fiduciary liability, directors and officers liability and employment practices liability (other than an insurance policy that is disclosed as a Benefit Plan). Each of these policies is issued in favor of the Company and all of its Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not have a Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, rehabilitation, conservatorship, liquidation, or a rating agency has determined that it is financially impaired, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy.

         Section 4.22 Customers and Suppliers. Section 4.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of (a) (i) the top 20 customers of the "Printed Products" segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the "Printed Products Key Customers") and sets forth opposite the name of such Printed Products Key Customer the approximate amount of revenue attributable to such Printed Products Key Customer during such period, and (ii) the top 20 suppliers of the "Printed Products" segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the "Printed Products Key Suppliers") and sets forth opposite the name of such Printed Products Key Supplier the approximate aggregate amounts paid to such Printed Products Key Supplier during such period, (b) (i) the top 20 customers of the "Software & Services" segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the "S&S Key Customers") and sets forth opposite the name of such S&S Key Customer the approximate amount of revenue attributable to such S&S Key Customer during such period, and (ii) the top 20 suppliers of the "Software & Services" segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the "S&S Key Suppliers") and sets forth opposite the name of such S&S Key Supplier the approximate aggregate amounts paid to such S&S Key Supplier during such period, and (c) (i) the top 20 customers of the "Scantron" segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the "Scantron Key Customers" and, together with the Printed Products Key Customers and the S&S Key Customers, the "Key Customers")) and sets forth opposite the name of such Scantron Key Customer the approximate amount of revenue attributable to such Scantron Key Customer during such period, and (ii) the top 20 suppliers of the "Scantron" segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the "Scantron Key Suppliers" and, together with the Printed Products Key Suppliers and the S&S Key Suppliers, the "Key Suppliers") and sets forth opposite the name of such Scantron Key Supplier the approximate aggregate amounts paid to such Scantron Key Supplier during such period. Since December 31, 2005 to the date of this Agreement, (i) no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to (A) terminate or adversely modify in any material respect its relationship with the Company or any of its Subsidiaries or (B) initiate a bidding or rebidding process or request proposals with respect to any business currently provided by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has been involved in any material dispute with a Key Customer or Key Supplier.

         Section 4.23 Rights Agreement. The Company has amended, and the Company and the Board have taken all necessary action to amend, the Rights Agreement, dated as of December 17, 1998, between the Company and Wells Fargo Bank, N.A. (as amended, the "Rights Agreement"), to (a) render it inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, (b) render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution and delivery of this Agreement or the consummation of the Merger will result in (i) the Rights becoming exercisable, (ii) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as defined in the Rights Agreement). The Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has Made Available to Parent a complete and correct copy of such amendment.

         Section 4.24 Fairness Opinion. The Board has received an oral opinion from Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Shares is fair to such holders from a financial point of view. An executed copy of the written opinion of Goldman, Sachs & Co. will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

         Section 4.25 Brokers. Except for Goldman, Sachs & Co., no agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has Made Available to Parent a complete and correct copy of its engagement letter with Goldman, Sachs & Co. and there are no amounts payable to Goldman, Sachs & Co. in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

         Section 5.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 5.2 Authority; Enforceability. Each of Parent and Merger Sub has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

         Section 5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such Section have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, Contract, license, permit or other obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and "blue sky" Laws, (d) the rules and regulations of the NYSE, (e) the GBCC and (f) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 5.5 Financing.

                  (a) Parent and Merger Sub have delivered to the Company a copy of an executed commitment letter from Credit Suisse Securities (USA) LLC and Credit Suisse (as the same may be amended and replaced in accordance with Section 6.9(b), collectively, the "Debt Commitment Letters"), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent or to one or more of its Subsidiaries in one or more separate financings for the purpose of funding the transactions contemplated by this Agreement (the "Debt Financing").

                  (b) As of the date hereof, the Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any material respect. Each of the Debt Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in or contemplated by the Debt Commitment Letters. Subject to the terms and conditions of the Debt Commitment Letters, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Commitment Letters, together with the available cash of the Company, will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration payable pursuant to Article III and consummate the Merger upon the terms contemplated by this Agreement. All commitment and other fees required to be paid under the Debt Commitment Letters prior to the date hereof have been paid. As of the date hereof, to the Knowledge of Parent, there is no state of facts existing as of the date of this Agreement that will preclude satisfaction as of the Effective Time of the conditions contemplated by the Debt Commitment Letters. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into Contracts relating to the financing or the operation of Parent, Merger Sub, or the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended or superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the "New Debt Commitment Letters") which amend or replace existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Debt Commitment Letters shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any material respect or (ii) reasonably be expected to delay the Closing. In such event, the term "Debt Commitment Letters" as used herein shall be deemed to include the Debt Commitment Letters that are not so amended or superseded at the time in question and the New Debt Commitment Letters to the extent then in effect.

         Section 5.6 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC or at the time first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.7 Brokers. Except as set forth on Section 5.7 of the Parent Disclosure Letter, no agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         Section 5.8 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

         Section 5.9 Ownership of Company Capital Stock; Affiliates and AssociatesSection 5.10 . Neither Parent, Merger Sub nor any of their respective Subsidiaries is an "interested shareholder" of the Company or an "associate" or "affiliate" of any "interested shareholder" of the Company (as such terms are defined in the GBCC).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.1 Conduct of Business Prior to the Closing. The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, or unless Parent shall otherwise agree in writing (such consent not to be unreasonably withheld or delayed), the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

                  (a) amend or otherwise change its articles of incorporation or bylaws (or other comparable governing documents);

                  (b) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interests of the Company or any of its Subsidiaries, or any other ownership interest or voting security, of the Company or any of its Subsidiaries, other than (i) the issuance of Shares upon the exercise of Options and in settlement of other equity-based or equity related awards outstanding on the date hereof or in accordance with the ESPP to the extent set forth in Section 3.2(d), in each case in accordance with their present terms, (ii) as required to comply with any Benefit Plan in effect on the date of this Agreement or (iii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company;

                  (c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its Equity Interests or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest (except for regular quarterly dividends not exceeding $0.175 per share of Company Common Stock and any dividend or distribution by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary);

                  (d) (i) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest of the Company or any of its Subsidiaries (other than the acquisition by the Company of Shares, Options, Stock Appreciation Rights, Restricted Shares, and Stock Equivalents pursuant to the Benefit Plans) or engage in any internal reorganization or restructuring of the ownership structure of any of its Subsidiaries or the businesses or divisions of the Company or any of its Subsidiaries or (ii) redeem, repurchase, prepay, defease or otherwise acquire any Indebtedness of the Company or any of its Subsidiaries;

                  (e) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, encumber, lease or license (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein, or any assets, other than (i) purchases and sales of inventory and non-merchandise supplies in the ordinary course of business consistent with past practice and (ii) purchases and sales of other assets in the ordinary course of business consistent with past practice and for an amount not in excess of $1,000,000 in the aggregate;

                  (f) incur, modify, guarantee, assume, endorse or otherwise become responsible for any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly owned Subsidiary), in each case, other than (i) any renewal in the ordinary course of business consistent with past practice of (but not any replenishment of amounts drawn under) any letter of credit outstanding as of the date of this Agreement or any letter of credit or performance or bid bond entered into in the ordinary course of business consistent with past practice and for an amount not in excess of $500,000 in any single transaction or series of related transactions or $2.5 million in the aggregate and (ii) Funded Indebtedness that can be repaid without prepayment or other penalty that is incurred in the ordinary course of business consistent with past practice to the extent that the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries outstanding (on a consolidated basis) does not exceed $245 million in the aggregate (giving effect to such incurrence);

                  (g) offer, place, arrange or propose any issuance of debt securities or commercial bank or other credit facilities of the Company or any of its Subsidiaries (other than pursuant to the Debt Financing or Alternative Financing);

                  (h) enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any Contract which is or, if applicable, would be, a Material Contract or is or would be material to the Company or its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice;

                  (i) accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course of business consistent with past practice;

                  (j) except (i) as contemplated by this Agreement, (ii) to the extent required under any Benefit Plan or Foreign Plan as in effect on the date hereof, or (iii) as required by applicable Law (including as necessary to comply with Section 409A of the Code) (A) increase the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (B) terminate or make any amendment or modification to any existing Benefit Plan or Foreign Plan, other than any such amendment or modification that does not materially increase the costs to the Company and its Subsidiaries with respect to such Benefit Plan or Foreign Plan,
(C) take any action to fund the payment of compensation or benefits under any Benefit Plan or Foreign Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Foreign Plan, (E) grant any new equity based awards (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock), (F) except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers, grant any other awards under any Benefit Plan or Foreign Plan, (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or Foreign Plan or change the manner in which contributions to any Benefit Plan or Foreign Plan are made or the basis on which such contributions are determined, (H) adopt or enter into any new employee benefit or compensation plan, arrangement or employment Contract, or (I) permit any current or former director, officer or employee of the Company or any of its Subsidiaries who is not already a party to or a participant in a Benefit Plan or Foreign Plan providing compensation, benefits, or accelerated vesting or payment upon (either alone or together with any other event) a "change in control," "change of control," reorganization, separation or similar transaction involving the Company or any of its Subsidiaries to become a party to or a participant in any such Benefit Plan or Foreign Plan;

                  (k) enter into any transaction or Contract between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

                  (l) settle or dismiss any Action threatened against, relating to or involving the Company and any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the ordinary course of business consistent with past practice but not in excess of $500,000, in any individual case, or $1.5 million, in the aggregate, or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

                  (m) (i) make, change or revoke any material Tax election or change any method of tax accounting, (ii) enter into any settlement or compromise of any Tax liability in excess of $500,000, in any individual case, or $1.5 million, in the aggregate, (iii) file any amended Tax Return with respect to any material amount of Tax, (iv) change any annual Tax accounting period, (v) enter into any closing Contract or request any ruling relating to any material amount of Tax, (vi) waive or extend the statute of limitations relating to any material Taxes or (vii) surrender any right to claim a material amount of any Tax refund;

                  (n) make any changes in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

                  (o) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.5 (and in such case only in accordance with the terms of Section 6.5), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any Contract;

                  (p) except to the extent necessary in the ordinary conduct of the businesses of the Company or its Subsidiaries consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Company Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent, any Trade Secret;

                  (q) at any time during the ninety (90) days before the Closing Date, without materially complying with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company and/or any of its Subsidiaries; or

                  (r) agree to take any of the actions described in Sections 6.1(a) through 6.1(q).

         Section 6.2 Shareholders Meeting; Board Recommendation. As promptly as practicable after the SEC clears the Proxy Statement, the Company, acting through the Board, and in accordance with applicable Law, shall (a) duly call, give notice of, convene and hold a meeting of its shareholders solely for the purpose of adopting this Agreement (the "Shareholders Meeting") and (b) (i) subject to Section 6.5(c), include in the Proxy Statement the Board Recommendation and (ii) use its reasonable best efforts to obtain the Requisite Shareholder Vote. Except in accordance with Section 6.5(c), neither the Board nor any committee thereof shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation or (B) fail to include the Board Recommendation in the Proxy Statement (any action described in clause (A) or (B) above being referred to as a "Recommendation Withdrawal"). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated in accordance with Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Shareholders Meeting for the purpose of adopting this Agreement.

         Section 6.3 Proxy Statement.

                  (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC (subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld) the Proxy Statement. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

                  (b) If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company's shareholders.

                  (c) The Company and Parent shall use their reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party). The Company shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable.

         Section 6.4 Access to Information; Certain Notices.

                  (a) To the extent permitted by applicable Law, during the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Parent and its Representatives reasonable access during normal business hours to officers, employees, agents, and representatives of the Company and its Subsidiaries and to all properties of the Company and its Subsidiaries, and will furnish, within a reasonable time, to Parent all financial, operating and other data and information (including extracts and copies of books, records, Contracts and other documents concerning the operations and business of the Company or any of its Subsidiaries), including access to its personnel as Parent may reasonably request, and (ii) shall furnish monthly financial statements (including unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each month then ended and related consolidated statements of earnings for the Company and its operating segments and cash flows as well as a forecast for the remainder of the then-current fiscal year) that the Company furnishes the Board in the ordinary course consistent with past practice to Parent promptly after providing such financial statements to the Board.

                  (b) The Company shall promptly notify Parent if (i) any Key Customer or Key Supplier has cancelled, otherwise terminated or adversely modified its relationship with the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer intends to (A) terminate or adversely modify in any material respect its relationship with the Company or any of its Subsidiaries or (B) request proposals with respect to any business currently provided by the Company or any of its Subsidiaries and (iii) the Company or any of its Subsidiaries is involved in any material dispute with a Key Customer or Key Supplier. For purposes of this Section 6.4(b), (1) "Key Customer" shall be as defined in Section 4.22 but shall also include any customer that would have been a Key Customer had it been a customer of the Company or any of its Subsidiaries as of the date hereof and (2) "Key Supplier" shall be as defined in Section 4.22 but shall also include any supplier that would have been a Key Supplier had it been a supplier of the Company or any of its Subsidiaries as of the date hereof.

                  (c) All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, it being understood that Parent and Merger Sub, jointly and severally, affirm and assume all obligations of confidentiality of Clarke American Corp. thereunder.

                  (d) No investigation or notice delivered pursuant to this
Section 6.4 or otherwise shall operate as a waiver or affect any representation, warranty or agreement in this Agreement of any party or any condition to the obligations of the parties.

         Section 6.5 Solicitation.

                  (a) From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries, Affiliates and its and their Representatives not to, (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Company Takeover Proposal, or participate or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other Contract providing for or relating to a Company Takeover Proposal, (iv) enter into any Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) propose or agree to do any of the foregoing (provided that this clause (v) will not affect the Company's right to negotiate with a Person in respect of a Company Takeover Proposal or Superior Proposal in compliance with Section 6.5(b) or Section 6.5(c)). The Company shall, and shall cause its Subsidiaries, Affiliates and its and their Representatives to, immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.5(a) conducted heretofore with respect to any Company Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information.

                  (b) Notwithstanding anything to the contrary contained in
Section 6.5(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company receives an unsolicited bona fide written Company Takeover Proposal from any third party and
(ii) the Board determines in good faith, after consultation with its independent financial advisor and outside counsel, that (A) such Company Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (subject to the execution of an Acceptable Confidentiality Agreement) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal; provided the Company will promptly (within two (2) Business Days) provide to Parent any non-public information that is provided to a third party concerning the Company or its Subsidiaries not previously provided to Parent. The Company shall promptly (within one (1) Business Day) notify Parent in the event it receives a Company Takeover Proposal, including the material terms and conditions thereof and the identity of the Person making such Company Takeover Proposal, and shall keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company will promptly (within one (1) Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Takeover Proposal.

                  (c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Vote, if the Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Board may effect a Recommendation Withdrawal; provided, however, the Board may not effect a Recommendation Withdrawal unless:

                           (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the "Notice Period"), of its intention to effect such a Recommendation Withdrawal which notice shall specify the reasons therefor, including, if the basis of the Recommendation Withdrawal is a Superior Proposal, the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction Contracts with the party making such Superior Proposal; and

                           (B) prior to effecting such Recommendation
         Withdrawal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Recommendation Withdrawal.

In the event of any material revisions to any applicable Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5(c) with respect to such new written notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to
Section 8.1 and the Company has concurrently paid to Parent the Company Termination Fee payable pursuant to Section 8.3.

                  (d) Any violations of the restrictions set forth in this
Section 6.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

                  (e) The Company shall not take any action to (i) amend the Rights Agreement or redeem the Rights (as defined in the Rights Agreement), or
(ii) exempt any Person from the restrictions on "business combinations" contained in Article 11 of the GBCC (or any similar provisions) or otherwise cause such restrictions not to apply.

                  (f) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company's shareholders if, in the good faith judgment of the Board, after consultation with and receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to be inconsistent with its obligations under applicable Law; provided however, that in no event shall the Company or the Board or any committee thereof take, or agree or resolve to take, any action prohibited by
Section 6.2.

                  (g) For purposes of this Agreement, the following terms have the meanings assigned below:

                  "Company Takeover Proposal" means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

                  "Superior Proposal" means a bona fide Company Takeover Proposal (except that references to 15% will be deemed to be references to "more than 66?%") made in writing and not solicited by the Company in violation of Section 6.5 that is on terms that the Board determines in good faith (after consultation with its independent financial advisor), taking into account, among other things, all legal, financial (including the effect of any Company Termination Fee payable) and other aspects of the Company Takeover Proposal and the third party making the Company Takeover Proposal (including the financial capability of such third party to consummate the Company Takeover Proposal), is more favorable to the Company's shareholders than the transactions contemplated by this Agreement, as amended from time to time.

         Section 6.6 Further Action; Reasonable Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub agrees to make any required submissions under the HSR Act that the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as practicable and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 6.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Contracts material to the Company's or its Subsidiaries' business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Subject to the terms and conditions set forth in this Agreement and applicable Law, Parent and the Company shall (1) promptly notify the other party of any communication to that party from any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger,
(2) if practicable, permit the other party the opportunity to review in advance all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party's reasonable comments; (3) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (4) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, provided, however, that any materials may be redacted before being provided to the other party (i) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (ii) financing arrangements, (iii) as necessary to comply with contractual arrangements, and
(iv) as necessary to address reasonable privilege or confidentiality. Each of the Company and Parent shall promptly notify the other party if such party becomes aware that any third party has any objection to the Merger on antitrust or anti-competitive grounds.

                  (b) The parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Person with respect to the transactions contemplated by this Agreement under Antitrust Laws or other applicable Law in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable. In connection therewith, if any Action is pending or threatened challenging the transactions contemplated by this Agreement as inconsistent with or violative of any Antitrust Law or other applicable Law, the parties shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, reversed or overturned any Governmental Order under any Antitrust Law that is in effect and that prohibits, delays or restricts the transactions contemplated by this Agreement.

                  (c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

                  (d) Nothing in this Agreement shall obligate the Company, Parent, Merger Sub or any of their respective Affiliates to (i) limit in any manner whatsoever or not exercise any rights of ownership of any securities (including the Shares), or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries (or agree to do any of the foregoing), (ii) limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own their respective businesses, assets or properties or to conduct the businesses or own the businesses, properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries (or agree to do any of the foregoing) or (iii) take or agree to take any other action or agree to any other limitation or restriction, that (in the case of clause (i), (ii) or (iii) above) could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of either (1) Parent and its Affiliates, taken as a whole, or (2) any of the Company's Printed Products, Software & Services or Scantron business segments; provided, however, that the Company shall be obligated to take or agree to take any such action or agree to any such limitation or restriction to the extent requested in writing by Parent, provided that the effectiveness of any such action or agreement is contingent upon the Closing.

         Section 6.7 Directors' and Officers' Indemnification and Insurance.

                  (a) From and after the Effective Time, the Surviving Corporation shall to the fullest extent permitted by Law indemnify and hold harmless (and comply with all of the Company's and its Subsidiaries' existing obligations to advance funds for expenses) (i) the present and former officers and directors of the Company and its Subsidiaries against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (ii) any such Person against any and all Damages arising out of acts or omissions in connection with such Person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case as provided by the terms of the Company articles of incorporation or bylaws and under any Contracts as in effect on the date of this Agreement (complete and correct copies of which have been Made Available to Parent).

                  (b) Parent shall cause the Surviving Corporation to obtain, at the Effective Time, a prepaid (or "tail") directors' and officers' liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering each person currently covered by the Company's directors' and officers' liability insurance policies, on terms with respect to such coverage and amounts no less favorable than those of such policies, taken together, as in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than the amount set forth in Section 6.7(b) of the Company Disclosure Letter to obtain such insurance coverage pursuant to this Section 6.7(b). It is understood and agreed that in the event such coverage cannot be obtained for up to such amount, Parent shall cause the Surviving Corporation to obtain such coverage as may be obtained for such aggregate amount.

                  (c) This Section 6.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

         Section 6.8 Public Announcements. No public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

         Section 6.9 Financing.

                  (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of financial information and other materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing and providing all representation letters and other materials requested by its independent accountants for the preparation and use of such financial information as contemplated by this Section 6.9(a), (iii) causing its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the documents referred to in clause (ii) above, providing consent to Parent to use their audit reports relating to the Company and providing any necessary "comfort letters", (iv) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (v) providing reasonable access by Parent and any Debt Financing or Alternative Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) obtaining surveys and title insurance reasonably requested by Parent, (vii) as promptly as practicable, furnishing to Parent and its Debt Financing or Alternative Financing sources with all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent to consummate the Debt Financing, including all historical and pro forma financial statements and financial data regarding the Company and its Subsidiaries, in each case of the scope, type and form (A) that is required by the Securities Act (including Regulations S-K and S-X thereunder and other accounting rules and regulations of the SEC) for inclusion in a registration statement to be filed with the SEC and (B) that is otherwise customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act and bank information memoranda, in each case at the time during the Company's (or such segment's) fiscal year such offerings will be made (all such information described in this clause (vii), the "Required Financial Information"), (viii) taking all actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company's assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account Contracts and lock box arrangements in connection with the foregoing, and (ix) taking all corporate actions necessary to permit consummation of the Debt Financing; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operation of the Company or its Subsidiaries. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing.

                  (b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to (i) negotiate definitive Contracts with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms no less favorable to Parent, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive Contracts that are within its control and (iii) consummate the Debt Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable for any reason on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources ("Alternative Financing"). Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing or Alternative Financing.

         Section 6.10 Notification. During the period commencing upon the execution and delivery of this Agreement by all of the parties and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 7.1 or Section 7.2 impossible or unlikely, which notice shall indicate that it is being delivered in accordance with this Section 6.10. No such notification shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (b) determining whether any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 has been satisfied. Delivery of notification pursuant to this
Section 6.10 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

         Section 6.11 Employment and Benefits Matters.

                  (a) For a period beginning at the Effective Time and ending on the 12-month anniversary of the Effective Time (such period, the "Continuation Period"), the employees of the Company and its Subsidiaries who remain in the employment of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time (the "Company Employees") shall receive compensation and employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided under the Company's employee benefit plans to such employees in accordance with their terms in effect immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided further that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Following the Continuation Period, the Company Employees shall be entitled to participate in the employee benefit plans maintained by Parent and its Subsidiaries (including equity-based and equity-related plans) to the same extent as other similarly situated employees of Parent and its Subsidiaries.

                  (b) To the extent that any employee benefit plan of Parent or its Subsidiaries is made available to any Company Employee, on or following the Effective Time, Parent shall cause to be granted to such Company Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) (such service, "Pre-Closing Service") for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals (other than for benefit accrual purposes under any employee pension benefit plan (as defined in Section 3(2) of ERISA)); provided, however, that Pre-Closing Service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Benefit Plans and Foreign Plans) (such plans, collectively, the "New Plans ") to the extent coverage under any such New Plan replaces coverage under a comparable Benefit Plan or Foreign Plan in which such Company Employee participates immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall use commercially reasonable means to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (c) Without limiting the generality of Sections 6.11(a) and 6.11(b), Parent shall, or shall cause the Surviving Corporation to, maintain the severance plans of the Company and its Subsidiaries pursuant to their material terms as in effect at the Effective Time for a period of one year following the Effective Time and to provide each Company Employee who is employed primarily in the United States or Puerto Rico and whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries on or prior to the first anniversary of the Effective Time without cause (as determined by Parent or its Subsidiaries) with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to such Company Employee pursuant to the severance plan or policy that was applicable to such Company Employee as of the Effective Time. For purposes of determining the severance and other separation benefits to which a Company Employee shall become entitled pursuant to the preceding sentence, such Company Employee's service with Parent and its Subsidiaries and all Pre-Closing Service shall be recognized.

                  (d) Without limiting the generality of Section 6.11(a), with respect to the annual performance period in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, (i) honor and continue in all material respects the cash incentive compensation plans maintained by the Company and its Subsidiaries at the Effective Time (the "Incentive Plans") pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Effective Time with respect to the annual performance period thereunder commencing prior to and ending after the Effective Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Effective Time (without regard to any plan provision requiring an employee to remain continuously employed until the date that payments under the applicable Incentive Plan are made) and (iii) provide any Company Employee whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries without cause (as determined by Parent or its Subsidiaries) prior to the time at which such payments are made with an amount in cash equal to such Company Employee's target annual bonus in effect under the applicable Incentive Plan as of the Effective Time, prorated to reflect the portion of such annual performance period that elapsed prior to such termination.

                  (e) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Subsidiaries to terminate, any Company Employee for any reason or (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent or the Surviving Corporation or any of their Subsidiaries to continue any Benefit Plan or New Plan or prevent the amendment, modification or termination thereof after the Closing Date.

                  (f) Parent hereby agrees to take the actions set forth in
Section 6.11(f) of the Company Disclosure Letter to the extent applicable.

         Section 6.12 Section 16(b). The Company shall take all steps reasonably necessary to cause the dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         Section 6.13 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

         Section 6.14 Retention Bonuses. In the event that (a) the Closing occurs, on the date that is 30 days following the Closing or (b) the Agreement is terminated, on the date that is 30 days following such termination (in either case, the "Payment Date") (or, if such date is not a Business Day, the next Business Day following such date), the Surviving Corporation or the Company, as applicable, shall pay to each employee of the Company or its Subsidiaries who is listed in Section 6.14 of the Company Disclosure Letter the amount of cash set forth therein with respect to such employee (as to each such employee, the "Retention Bonus"), provided, that such employee remains continuously employed by the Company or any of its Subsidiaries (including, if the Closing occurs, the Surviving Corporation or any of its Subsidiaries) from the date hereof through and including the applicable Payment Date; provided, further, that in the event that any such employee's employment is terminated involuntarily without cause (as determined by the Company or the Surviving Corporation, as applicable) prior to the applicable Payment Date, such employee shall be treated for purposes of this Section 6.14 as having been employed on such Payment Date and shall be entitled to receive the Retention Bonus within 30 days following termination. In the event the Agreement is terminated and Retention Bonuses are paid by the Company, Parent shall only be obligated to reimburse the Company in the event it is required to pay the Company the Parent Termination Fee in accordance with
Section 8.3(d).

                                  ARTICLE VII

                         CONDITIONS PRECEDENT TO MERGER

         Section 7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

                  (a) this Agreement shall have been adopted by the shareholders of the Company by the Requisite Shareholder Vote in accordance with the Company's articles of incorporation and the GBCC;

                  (b) any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

                  (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint which prohibits, restrains or renders illegal the consummation of the Merger shall be in effect.

         Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by Parent at or prior to the Closing, of each of the following conditions:

                  (a) the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true, complete and correct would not have a Material Adverse Effect;

                  (b) the Company and its Subsidiaries shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date;

                  (c) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and

                  (d) no administrative or judicial Action brought by or on behalf of a Governmental Authority shall be pending or threatened challenging the Merger as inconsistent with or violative of any Antitrust Law.

         Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

                  (a) the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of such representations and warranties to be so true, complete and correct would not prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

                  (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

                  (c) the Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if any preliminary or permanent injunction or other order or other legal restraint which prohibits, restrains or renders illegal the consummation of the Merger shall have become final and non appealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to contest, appeal and remove such injunction, order or other legal restraint;

                  (c) by either the Company or Parent, if the Merger shall not have been consummated on or before December 31, 2007 (the "Outside Date"); provided, however, that, in the event the Completion Period has not terminated on or before the Outside Date, the Outside Date may be extended by Parent (by written notice to the Company) to the day following the last day of the Completion Period (and, if so extended, the "Outside Date" shall be deemed to refer to such later date); provided, further, however, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by such date shall be primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

                  (d) by either the Company or Parent, if the Requisite Shareholder Vote shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof at which a vote on such adoption was taken;

                  (e) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date;

                  (f) by Parent:

                           (i) if a breach of any representation, warranty,
covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; or

                           (ii) if the Board, any committee thereof or the
Company shall have (A) effected a Recommendation Withdrawal, (B) taken any of the actions described in clauses (ii), (iii), (iv) or (v) of Section 6.5(a) (whether or not permitted to do so), or (C) failed to call the Shareholders Meeting in accordance with this Agreement.

         Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party or their respective Subsidiaries or Affiliates, except Sections 4.25, 5.7, 6.4(c), 6.14, this Section 8.2, Section 8.3 and Article IX will survive such termination; provided, however, that nothing herein shall relieve the Company from liabilities for damages or other costs or expenses incurred or suffered by Parent or Merger Sub as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

         Section 8.3 Fees and Expenses.

                  (a) Except as provided in this Section 8.3, all fees and expenses incurred in connection with the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(ii), then the Company shall pay to Parent the Company Termination Fee as promptly as practicable (but in any event within one (1) Business Day) following such termination.

                  (c) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) (but only if the Shareholders Meeting has not been held) or Section 8.1(d) (or, after the Shareholders Meeting has been held and there has been a failure by the Company to obtain the Requisite Shareholder Vote, and this Agreement becomes terminable for such reason, the Company terminates this Agreement for any other reason), (ii) at any time prior to such termination a Company Takeover Proposal has been publicly announced or publicly made known and not irrevocably withdrawn, and (iii) within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive Contract with respect to, or consummates, any Company Takeover Proposal, then the Company shall pay to Parent on the date of, and as a condition to, such execution or consummation, the Company Termination Fee. For purposes of this Section 8.3(c), the term "Company Takeover Proposal" shall have the meaning assigned to such term in Section 6.5(g), except that all references to 15% therein shall be deemed to be references to "more than 50%".

                  (d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(c) and at the time of any such termination all of the conditions set forth in Article VII have been satisfied or waived except for (1) any of the conditions set forth in Sections 7.1(b), 7.1(c) (in the case of Section 7.1(c), only to the extent that the condition set forth therein has not been satisfied due to a temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint relating to U.S. Antitrust Laws which prohibits, restrains or renders illegal the consummation of the Merger being in effect) and 7.2(d) (in the case of
Section 7.2(d), only to the extent that the condition set forth therein has not been satisfied due to an administrative or judicial Action brought by or on behalf of a Governmental Authority being pending or threatened challenging the Merger as inconsistent with or violative of any U.S. Antitrust Law) and (2) such other conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the Closing Date, then Parent shall pay to the Company as promptly as practicable, but in no event later than one (1) Business Day after such termination, the Parent Termination Fee and up to an aggregate of $12,000,000 with respect to the retention bonuses described in Section 6.14, to the extent the Company is obligated to pay such bonuses to certain employees of the Company and its Subsidiaries in accordance with Section 6.14.

                  (e) In the event this Agreement is terminated under circumstances in which the Parent Termination Fee has been paid pursuant to
Section 8.3(d) and, within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive Contract with respect to, or consummates, any Company Takeover Proposal that has consideration with a value that is equal to or higher than $52.75 per share of Company Common Stock (as appropriately adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction), the Company shall reimburse the Parent Termination Fee to Parent on the date of, and as a condition to, such execution or consummation. For purposes of this Section 8.3(e), the term "Company Takeover Proposal" shall have the meaning assigned to such term in Section 6.5(g), except that all references to 15% therein shall be deemed to be references to "more than 50%".

                  (f) Any amount that becomes payable pursuant to Section 8.3(b), 8.3(c) or 8.3(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. The parties agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion. The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

         Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require action by the board of directors of the terminating party. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and then only to such extent and (b) this Article IX.

         Section 9.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date,
(iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:


                  (a) If to the Company:

                           John H. Harland Company
                           2939 Miller Road
                           Decatur, Georgia  30035
                           Telecopy:  (770) 593-5619
                           Attention: Philip A. Theodore, Esq.

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY  10019-7475
                           Telecopy:  (212) 474-3700
                           Attention: Robert I. Townsend, III, Esq.

                           and a copy to:

                           King & Spalding LLP
                           1180 Peachtree Street, N.E.
                           Atlanta, GA  30309-3521
                           Telecopy:  (404) 572-5100
                           Attention: Alan J. Prince, Esq.
                                      C. William Baxley, Esq.

                           if to Parent or Merger Sub, to:

                           M & F Worldwide Corp.
                           35 East 62nd Street
                           New York, NY  10021
                           Telecopy: (212) 572-5056
                           Attention: Barry F. Schwartz, Esq.

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, NY  10036
                           Telecopy:  (212) 735-2000
                           Attention: Alan C. Myers, Esq.

                           and a copy to:

                           Troutman Sanders LLP
                           Banc of America Plaza
                           600 Peachtree Street, NE, Suite 5200
                           Atlanta, GA  30308
                           Telecopy:  (404) 885-3000
                           Attention: Chip Presten, Esq.

         Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

         Section 9.4 Entire Agreement. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

         Section 9.5 Assignment. This Agreement may not be assigned by any party by operation of Law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned by Parent or Merger Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.5 shall be void.

         Section 9.6 Amendment. Subject to applicable Law, this Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date, whether before or after approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

         Section 9.7 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

         Section 9.8 No Third Party Beneficiaries. Except for Section 6.7 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons), this Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EXCEPT AND ONLY TO THE EXTENT THE LAWS OF THE STATE OF GEORGIA MANDATORILY APPLY.

         Section 9.10 Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a state or Federal court located in the State of Delaware.

         Section 9.11 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

         Section 9.12 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties, such consent or approval must be in writing.

         Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. For purposes of this Agreement, facsimile signatures shall be deemed originals.

         Section 9.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All references to this Agreement shall be deemed to include references to the "plan of merger" contained herein (as such term is used in the GBCC). The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". When a reference in this Agreement is made to a "party" or "parties," such reference shall be to a party or parties to this Agreement unless otherwise indicated. Unless the context requires otherwise, the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of either gender herein shall be deemed to include the other gender. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                          JOHN H. HARLAND COMPANY


                                          By: /s/ Timothy C. Tuff
                                              ----------------------------------
                                              Name:  Timothy C. Tuff
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer


                                          M & F WORLDWIDE CORP.


                                          By: /s/ Howard Gittis
                                              ----------------------------------
                                              Name:  Howard Gittis
                                              Title: President and Chief
                                                     Executive Officer


                                          H ACQUISITION CORP.


                                          By: /s/ Howard Gittis
                                              ----------------------------------
                                              Name:  Howard Gittis
                                              Title: President and Chief
                                                     Executive Officer